Exhibit 3.2

Secretary’s Certificate

Full Truck Alliance Co. Ltd.

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Secretary of Full Truck Alliance Co. Ltd. DO HEREBY CERTIFY that the following is a true extract of a Special Resolution passed at the Extraordinary General Meeting of the Company held on 14 April 2021 and that such resolution has not been modified.

Amendment of memorandum of association

It is noted that the Company proposed to change the authorised number of Class A Ordinary Shares to 33,353,089,001 and the authorised number of Series A-16 Preferred Shares to 3,151,307,541.

Resolved as a special resolution, that paragraph 8 of the Fifth Amended M&A be amended in its entirety to read as follows:

“The authorised share capital of the Company is US$500,000 divided into 50,000,000,000 shares of par value of US$ 0.00001 each, of which (i) 33,353,089,001 shares are designated as Class A Ordinary Shares (the “Class A Ordinary Shares”), and 963,610,653 shares are designated as Class B Ordinary Shares (the “Class B Ordinary Shares”); (ii) 1,139,355,179 shares are designated as Series A-1 Preferred Shares (the “Series A-1 Preferred Shares”); (iii) 214,928,417 shares are designated as Series A-2 Preferred Shares (the “Series A-2 Preferred Shares”); (iv) 376,124,693 shares are designated as Series A-3 Preferred Shares (the “Series A-3 Preferred Shares”); (v) 1,431,243,120 shares are designated as Series A-4 Preferred Shares (the “Series A-4 Preferred Shares”); (vi) 736,177,535 shares are designated as Series A-5 Preferred Shares (the “Series A-5 Preferred Shares”); (vii) 397,653,060 shares are designated as Series A-6 Preferred Shares (the “Series A-6 Preferred Shares”); (viii) 695,016,200 shares are designated as Series A-7 Preferred Shares (the “Series A-7 Preferred Shares”); (ix) 392,106,200 shares are designated as Series A-8 Preferred Shares (the “Series A-8 Preferred Shares”); (x) 303,819,062 shares are designated as Series A-9 Preferred Shares (the “Series A-9 Preferred Shares”); (xi) 275,746,785 shares are designated as Series A-10 Preferred Shares (the “Series A-10 Preferred Shares”); (xii) 249,759,201 shares are designated as Series A-11 Preferred Shares (the “Series A-11 Preferred Shares”); (xiii) 429,972,942 shares are designated as Series A-12 Preferred Shares (the “Series A-12 Preferred Shares”); (xiv) 373,889,515 shares are designated as Series A-13 Preferred Shares (the “Series A-13 Preferred Shares”); (xv) 311,574,595 shares are designated as Series A-14 Preferred Shares (the “Series A-14 Preferred Shares”); (xvi) 5,204,626,301 shares are designated as Series A-15 Preferred Shares (the “Series A-15 Preferred Shares”); and 3,151,307,541 shares are designated as Series A-16 Preferred Shares (the “Series A-16 Preferred Shares”); provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.”

/s/ Charlotte Cloete
Charlotte Cloete for and on behalf of
Conyers Trust Company (Cayman) Limited
Secretary

Dated this 15th day of April, 2021